Term sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 4-I dated November 14, 2011	Term Sheet to Product Supplement No. 4-I Registration Statement No. 333-177923 Dated September 12, 2012; Rule 433

Structured Investments	$ Capped Dual Directional Buffered Equity Notes Linked to the Common Stock of Apple Inc. due October 2, 2013

General

•	The notes are designed for investors who seek an unleveraged return equal to any appreciation (with a Maximum Return of at least 19.20%), or an unleveraged return equal to the absolute value of any depreciation (up to 19.20%), of the common stock of Apple Inc. at maturity, and who anticipate that the Final Stock Price will not be less than the Stock Strike Price by more than 19.20%. Investors should be willing to forgo interest and dividend payments, and, if the Final Stock Price is less than the Stock Strike Price by more than 19.20%, be willing to lose some or all of their principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing October 2, 2013†
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about September 12, 2012 and are expected to settle on or about September 17, 2012.

Key Terms

Reference Stock:	The common stock, no par value, of Apple Inc. (NASDAQ Stock Market symbol “AAPL”). We refer to Apple Inc. as “Apple.”
Contingent Buffer Amount:	19.20%
Payment at Maturity:

If the Final Stock Price is greater than the Stock Strike Price, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Stock Return, subject to the Maximum Return. Accordingly, if the Stock Return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Stock Return), subject to the Maximum Return

If the Final Stock Price is equal to the Stock Strike Price, you will receive at maturity a cash payment of $1,000 per $1,000 principal amount note.

If the Final Stock Price is less than the Stock Strike Price by up to 19.20%, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Absolute Stock Return, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Absolute Stock Return)

Because the payment at maturity will not reflect the Absolute Stock Return if the Final Stock Price is less than the Stock Strike Price by more than 19.20%, your maximum payment at maturity if the Stock Return is negative is $1,192 per $1,000 principal amount note.

If the Final Stock Price is less than the Stock Strike Price by more than 19.20%, you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price is less than the Stock Strike Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Stock Return)

If the Final Stock Price is less than the Stock Strike Price by more than 19.20%, you will lose more than 19.20% of your initial investment and may lose all of your initial investment at maturity.

Maximum Return:	At least 19.20%. The actual Maximum Return will be set on the pricing date and will not be less than 19.20%. Accordingly, the actual maximum payment at maturity will not be less than $1,192 per $1,000 principal amount note.
Stock Return:	Final Stock Price – Stock Strike Price Stock Strike Price
Absolute Stock Return:	The absolute value of the Stock Return. For example, if the Stock Return is -5%, the Absolute Stock Return will equal 5%.
Stock Strike Price:	A price of one share of the Reference Stock to be determined on the pricing date in the sole discretion of the calculation agent, divided by the Stock Adjustment Factor. The Stock Strike Price may or may not be the closing price of one share of the Reference Stock on the pricing date. Although the calculation agent will make all determinations and will take all actions in relation to the establishment of the Stock Strike Price in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Stock Strike Price, that might affect the value of your notes.
Final Stock Price:	The closing price of one share of the Reference Stock on the Observation Date
Stock Adjustment Factor:	Set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances. See “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information.
Observation Date†:	September 27, 2013
Maturity Date†:	October 2, 2013
CUSIP:	48125V6Q8
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Component” in the accompanying product supplement no. 4-I

Investing in the Capped Dual Directional Buffered Equity Notes involves a number of risks. See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$

(1) The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-48 of the accompanying product supplement no. 4-I.

(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees and commissions.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

September 12, 2012

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments —	TS-1
Capped Dual Directional Buffered Equity Notes Linked to the Common Stock of Apple Inc.

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Stock?

The following table and examples illustrate the hypothetical total return or hypothetical payment at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return set forth below assumes a Stock Strike Price of $650 and a Maximum Return of 19.20% and reflects the Contingent Buffer Amount of 19.20%. Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Stock Price	Stock Return	Absolute Stock Return	Total Return
$1,170.000	80.00%	80.00%	19.20%
$1,072.500	65.00%	65.00%	19.20%
$975.000	50.00%	50.00%	19.20%
$910.000	40.00%	40.00%	19.20%
$845.000	30.00%	30.00%	19.20%
$780.000	20.00%	20.00%	19.20%
$774.800	19.20%	19.20%	19.20%
$747.500	15.00%	15.00%	15.00%
$715.000	10.00%	10.00%	10.00%
$682.500	5.00%	5.00%	5.00%
$666.250	2.50%	2.50%	2.50%
$656.500	1.00%	1.00%	1.00%
$650.000	0.00%	0.00%	0.00%
$643.500	-1.00%	1.00%	1.00%
$617.500	-5.00%	5.00%	5.00%
$585.000	-10.00%	10.00%	10.00%
$525.200	-19.20%	19.20%	19.20%
$525.135	-19.21%	19.21%	-19.21%
$520.000	-20.00%	20.00%	-20.00%
$455.000	-30.00%	30.00%	-30.00%
$390.000	-40.00%	40.00%	-40.00%
$325.000	-50.00%	50.00%	-50.00%
$260.000	-60.00%	60.00%	-60.00%
$195.000	-70.00%	70.00%	-70.00%
$130.000	-80.00%	80.00%	-80.00%
$65.000	-90.00%	90.00%	-90.00%
$0.000	-100.00%	100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The closing price of one share of the Reference Stock increases from the Stock Strike Price of $650 to a Final Stock Price of $682.50. Because the Final Stock Price of $682.50 is greater than the Stock Strike Price of $650 and the Stock Return of 5% does not exceed the hypothetical Maximum Return of 19.20%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 2: The closing price of one share of the Reference Stock decreases from the Stock Strike Price of $650 to a Final Stock Price of $617.50. Although the Stock Return is negative, because the Final Stock Price of $617.50 is less than the Stock Strike Price of $650 by not more than the Contingent Buffer Amount of 19.20% and the Absolute Stock Return is 5%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 3: The closing price of one share of the Reference Stock increases from the Stock Strike Price of $650 to a Final Stock Price of $910. Because the Final Stock Price of $910 is greater than the Stock Strike Price of $650 and the Stock Return of 40% exceeds the hypothetical Maximum Return of 19.20%, the investor receives a payment at maturity of $1,192 per $1,000 principal amount note, the hypothetical maximum payment at maturity.

JPMorgan Structured Investments —	TS-2
Capped Dual Directional Buffered Equity Notes Linked to the Common Stock of Apple Inc.

Example 4: The closing price of one share of the Reference Stock decreases from the Stock Strike Price of $650 to a Final Stock Price of $390. Because the Final Stock Price of $390 is less than the Stock Strike Price of $650 by more than the Contingent Buffer Amount of 19.20%, the investor receives a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

Example 5: The closing price of one share of the Reference Stock decreases from the Stock Strike Price of $650 to a Final Stock Price of $525.20. Although the Stock Return is negative, because the Final Stock Price of $525.20 is less than the Stock Strike Price of $650 by not more than the Contingent Buffer Amount of 19.20% and the Absolute Stock Return is 19.20%, the investor receives a payment at maturity of $1,192 per $1,000 principal amount note, the maximum payment at maturity if the Stock Return is negative, calculated as follows:

$1,000 + ($1,000 × 19.20%) = $1,192

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

•	CAPPED, UNLEVERAGED APPRECIATION POTENTIAL IF THE STOCK RETURN IS POSITIVE — The notes provide the opportunity to earn an unleveraged return equal to any appreciation in the Reference Stock, up to the Maximum Return. The Maximum Return will be set on the pricing date and will not be less than 19.20%, and accordingly, the maximum payment at maturity will not be less than $1,192 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	POTENTIAL FOR UP TO A 19.20% RETURN ON THE NOTES EVEN IF THE STOCK RETURN IS NEGATIVE — If the Final Stock Price is less than the Stock Strike Price by up to the Contingent Buffer Amount of 19.20%, you will earn a positive, unleveraged return on the notes equal to the Absolute Stock Return. Under these circumstances, you will earn a positive return on the notes even though the Final Stock Price is less than the Stock Strike Price. For example, if the Stock Return is -5%, the Absolute Stock Return will equal 5%. Because the payment at maturity will not reflect the Absolute Stock Return if the Final Stock Price is less than the Stock Strike Price by more than 19.20%, your maximum payment at maturity if the Stock Return is negative is $1,192 per $1,000 principal amount note.
•	RETURN LINKED TO A SINGLE REFERENCE STOCK — The return on the notes is linked to the performance of a single Reference Stock, which is the common stock of Apple. For additional information see “The Reference Stock” in this term sheet.
•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

JPMorgan Structured Investments —	TS-3
Capped Dual Directional Buffered Equity Notes Linked to the Common Stock of Apple Inc.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Reference Stock and will depend on whether, and the extent to which, the Stock Return is positive or negative. If the Final Stock Price is less than the Stock Strike Price by more than the Contingent Buffer Amount of 19.20%, you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price is less that the Stock Strike Price. Accordingly, under these circumstances, you will lose more than 19.20% of your initial investment and may lose all of your initial investment at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN AND THE CONTINGENT BUFFER AMOUNT — If the Final Stock Price is greater than the Stock Strike Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Reference Stock, which may be significant. We refer to this predetermined percentage as the Maximum Return, which will be set on the pricing date and will not be less than 19.20%. In addition, if the Final Stock Price is less than the Stock Strike Price by up to the Contingent Buffer Amount of 19.20%, you will receive at maturity $1,000 plus an additional return equal to the Absolute Stock Return, up to 19.20%. Because the payment at maturity will not reflect the Absolute Stock Return if the Final Stock Price is less than the Stock Strike Price by more than 19.20%, your maximum payment at maturity if the Stock Return is negative is $1,192 per $1,000 principal amount note.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Recent events affecting us have led to heightened regulatory scrutiny, may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes. See “Executive Overview — Recent Developments,” “Liquidity Risk Management — Credit Ratings,” “Item 4. Controls and Procedures” and “Part II. Other Information — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with Apple, including extending loans to, or making equity investments in, Apple or providing advisory services to Apple. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Apple, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes

Although the calculation agent will make all determinations and will take all actions in relation to establishing the Stock Strike Price in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Stock Strike Price, that might affect the value of your notes.

•	CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While any payment on the notes described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging
JPMorgan Structured Investments —	TS-4
Capped Dual Directional Buffered Equity Notes Linked to the Common Stock of Apple Inc.

our obligations under the notes. As a result, and as a general matter, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock. We have not independently verified any of the information about the Reference Stock issuer contained in this term sheet. You should undertake your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
•	SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the closing price of one share of the Reference Stock on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility in the closing price of one share of the Reference Stock;
•	the time to maturity of the notes;
•	the dividend rate on the Reference Stock;
•	the occurrence of certain events affecting the issuer of the Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	TS-5
Capped Dual Directional Buffered Equity Notes Linked to the Common Stock of Apple Inc.

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Apple is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, Apple designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. The common stock of Apple, no par value (Bloomberg ticker: AAPL), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Apple in the accompanying product supplement no. 4-I. Information provided to or filed with the SEC by Apple pursuant to the Exchange Act can be located by reference to SEC file number 000-10030, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly closing prices of one share of the Reference Stock from January 5, 2007 through September 7, 2012. The closing price of one share of the Reference Stock on September 11, 2012 was $660.59. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on the pricing date or the Observation Date. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Reference Stock will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date. In no event will that commission exceed $10.00 per $1,000 principal amount note. JPMS may use a portion of that commission to allow selling concessions to another affiliated broker-dealer. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. In no event will the total amount of these fees exceed $10.00 per $1,000 principal amount note.

JPMorgan Structured Investments —	TS-6
Capped Dual Directional Buffered Equity Notes Linked to the Common Stock of Apple Inc.